Exhibit 99.1

Press Release

CONTACT:           Array BioPharma
Tricia Haugeto, (303) 386-1193

thaugeto@arraybiopharma.com

MacDougall Biomedical Communications

Cory Tromblee, (781) 235-3060

ctromblee@macbiocom.com

ARRAY BIOPHARMA’S ARRY-614 DEMONSTRATES CYTOKINE INHIBITION AND ANTI-TUMOR ACTIVITY IN PRECLINICAL MODELS OF HEMATOLOGICAL CANCERS

— Phase 1 and Preclinical Data Support Further Clinical Study of ARRY-614 in Hematological Cancers —

Boulder, Colo., (April 19, 2009) — Array BioPharma Inc. (NASDAQ: ARRY) today announced the presentation of an abstract detailing positive data for its novel, small-molecule p38 / Tie2 inhibitor, ARRY-614.  In this study, ARRY-614 demonstrated the potential for potent inhibition of cytokine synthesis, including IL-6 and TNF, and anti-tumor activity in hematological cancers.  The data was presented at the American Association for Cancer Research (AACR) 100th Annual Meeting.  The complete poster is available as a PDF on Array’s website at www.arraybiopharma.com.

“The p38 MAP kinase is a modulator of apoptosis and survival pathways as well as an important regulator of cytokine production,” said Kevin Koch, Ph.D., President and Chief Scientific Officer. “Up-regulation of cytokine levels has been implicated in cancer progression.  We believe p38 inhibitors may have significant anti-tumor effect by inhibiting these key cytokine signals.  ARRY-614 has demonstrated potent inhibition of cytokines in Phase 1 healthy subject studies.  Data presented here support the use of ARRY-614 for the treatment of cytokine-dependent, hematological malignancies, including myelodysplastic syndromes (MDS) and multiple myeloma, with an additional opportunity in certain cytokine-dependent solid tumor indications.”

Abstract # 331 (Apr. 19, 8:00 AM; Hall B-F, Poster Section 12): “Activity of    ARRY-614, an inhibitor of p38 map kinase and angiogenic targets, in hematologic malignancies” details the inhibitory activity of ARRY-614 against p38 MAPK and Tie2/Tek receptor tyrosine kinase in relevant preclinical models at well-tolerated doses.  ARRY-614 demonstrated activity both as a single agent and in combination with Revlimid® (lenalidomide).

Results show that ARRY-614 was well-tolerated and effective in inhibiting cytokines, including IL-6 and TNF, which play a role in the regulation of growth and survival in a number of cancers, particularly hematological cancers.  As a single agent, ARRY-614 effectively inhibited angiogenesis in vivo and inhibited tumor growth in preclinical models of multiple myeloma. Additionally, data show that administering p38 inhibitors in combination with lenalidomide yielded superior inhibition of proinflammatory cytokines and combining ARRY-614 with standard-of-care agents, lenalidomide and Decadron® (dexamethasone), in multiple myeloma provided additional anti-tumor effects.

-more-

About p38 and ARRY-614

p38 is a key regulator of the tumor microenvironment, regulating both cytokine production and signaling, as well as modulating apoptosis and survival pathways.  In a number of cancers, including hematological malignancies, cytokines regulate growth and survival and it is thought that p38 inhibitors may have an anti-tumor effect in these indications by inhibiting key cytokine signals.  MDS is considered a disease of inappropriate apoptosis where cytokines, such as TNF, induce apoptosis in hematopoietic progenitor cells.  Therefore, p38 is a high-value target because of its role in both cytokine production and the apoptotic process.  MDS is an excellent disease for p38 inhibitor proof-of-concept studies because there are two distinct biological points at which p38 inhibition may restore hematopoiesis.  In multiple myeloma, IL-6 plays a role in survival and proliferation of myeloma clones.  Inhibiting IL-6 with a p38 inhibitor may have a direct effect against the myeloma cells making multiple myeloma and certain cytokine-dependent solid tumors potential areas for future clinical study with ARRY-614.

ARRY-614 was well tolerated after multiple days of dosing in healthy subjects and demonstrated a good pharmacokinetic profile supporting advancement into clinical proof-of-concept studies.

About Myelodysplastic Syndrome (MDS)

Awareness of myelodysplastic syndrome (MDS) has increased in recent years; according to the study of the Medicare Standard Analytic File (a random sampling of 5 percent of patients enrolled in Medicare) there are about 76,000 new cases of MDS each year in the United States, making this a more prevalent condition than originally assumed.  MDS is considered a disease of apoptotic dysfunction because cytokines are believed to induce cell death in the progenitor cells that act as precursors to blood cells.  Studies have shown that p38 is involved in both cytokine production and in the apoptotic process in MDS, so inhibition of p38 may impact the cause of this disease at two distinct biological points to restore hematopoiesis.

About Array BioPharma

Array BioPharma Inc. is a biopharmaceutical company focused on the discovery, development and commercialization of targeted small molecule drugs to treat patients afflicted with cancer, inflammatory and metabolic diseases.  Our proprietary drug development pipeline includes clinical candidates that are designed to regulate therapeutically important target proteins and are aimed at significant unmet medical needs.  In addition, leading pharmaceutical and biotechnology companies collaborate with Array to discover and develop drug candidates across a broad range of therapeutic areas.  For more information on Array, please go to www.arraybiopharma.com.

Forward-Looking Statement

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements about our future plans for advancing certain of our proprietary drug programs, the potential to earn future milestone payments, license fees or royalty revenue, and the plans of our collaborators to further develop drugs we have out-licensed or on which we are collaborating. These statements involve significant risks and uncertainties, including those discussed in our annual report filed on form 10-K for the year ended June 30, 2008, and in other reports filed by Array with the Securities and Exchange Commission. Because these statements reflect our current expectations concerning future events, our actual results could differ materially from those anticipated in these forward-looking statements as a result of many factors. These factors include, but are not limited to, our ability to continue to fund and successfully progress internal research efforts and to create effective, commercially viable drugs, our ability to achieve and maintain profitability, the extent to which the pharmaceutical and biotechnology industries are willing to in-license drug candidates for their product pipelines and to collaborate with and fund third parties on their drug discovery activities, our ability to out-license our proprietary candidates on favorable terms, risks associated with our dependence on our collaborators for the clinical development and commercialization of our out-licensed drug candidates, the ability of our collaborators and of Array to meet objectives tied to milestones and royalties, and our ability to attract and retain experienced scientists and management.  We are providing this information as of April 19, 2009. We undertake no duty to update any forward-looking statements to reflect the occurrence of events or circumstances after the date of such statements or of anticipated or unanticipated events that alter any assumptions underlying such statements.

###